Exhibit 99.1

Investor Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5748

Media Contact:

Lisa Cradit

Financial Dynamics

212-850-5600

iPCS, INC. ANNOUNCES SUBSCRIBER ACTIVITY FOR THE QUARTER
ENDED MARCH 31, 2007

Schedules Earnings Release and Conference Call to Discuss Results

SCHAUMBURG, Ill. — April 9, 2007 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel, today announced that it serves approximately 590,900 customers as of March 31, 2007.

For the quarter ended March 31, 2007, iPCS reported:

•                  Gross additions of approximately 75,700

•                  Net additions of approximately 29,700

•                  Average monthly churn, net of 30 day deactivations, of  2.3%

•                  Ending subscribers of approximately 590,900

“We were very pleased with our subscriber activity during the quarter, which exceeded our seasonally strong fourth quarter and resulted in a 32% increase in gross subscriber additions compared to the first quarter of 2006,” remarked Timothy M. Yager, President and CEO of iPCS. “This strong growth during the quarter represented an increase of over 18,000 gross additions, resulting in approximately $7 million in additional costs in comparison to the year ago period.  Furthermore, beginning January 1, 2007 we began recognizing the impact of the revised Sprint rates for reciprocal roaming and back office services.  Had these rates been in effect during the first quarter of 2006, they would have increased our operating loss by approximately $2 million during the quarter.  Despite the costs associated with the higher gross additions, we believe this growth positions us well for the balance of the year and our full year guidance remains unchanged.”

The Company also announced that it will conduct a conference call to discuss its financial and subscriber results for the quarter ended March 31, 2007 on Friday, May 4,

2007 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The Company intends to announce its financial results following the market close on May 3, 2007.

Participating in the call will be Tim Yager, president and chief executive officer, and Steb Chandor, executive vice president and chief financial officer.  To listen to the call, dial 888-694-4702 at least five minutes before the conference call begins and reference the “iPCS Earnings Conference Call.”  Those calling in from international locations should dial 973-582-2741. A replay of the call will be available beginning at 2:00 p.m. Eastern Time on May 4, 2007.  To access the replay, dial 1-877-519-4471 using a pass code of 8666484.  To access the replay from international locations, dial 1-973-341-3080 and use the same pass code. The call will also be webcast and can be accessed at the Investor Relations page of the iPCS website at www.ipcswirelessinc.com. Replay of the webcast and the call will be available through midnight on May 11, 2007.

About iPCS, Inc.

iPCS is the Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of March 31, 2007, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.4 million residents, and iPCS had approximately 590,900 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation against Sprint concerning the Sprint/Nextel merger and the scope of iPCS’s exclusivity; (3) changes in Sprint’s affiliation strategy as a result of the Sprint/Nextel merger and Sprint’s acquisitions of other Sprint PCS Affiliates of Sprint Nextel; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint PCS Affiliates of Sprint Nextel; (5) changes in customer default rates and increases in bad debt expense; (6) changes or advances in technology; (7) changes in Sprint’s national service plans, products and services or its fee structure with iPCS; (8) an increase in our expenses resulting from an increase in the CCPU rate that Sprint charges us for certain back-office services and a decrease in our revenue resulting from a decrease in the reciprocal roaming rate between us and Sprint; (9) potential declines in the relationship between roaming revenue iPCS receives from Sprint and roaming expense iPCS pays to Sprint; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) adverse changes in financial position, condition or results of operations; (14) iPCS’s dependence on independent third parties for a sizable percentage of its sales; and (15) the inability to open the number of new stores and to expand the co-dealer network as planned. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.